Exhibit 10.23

April 2, 2016

Peter Underwood
Via Email

Dear Peter,

I am delighted to offer you employment with TGA Employment Services LLC (the "Company" or "TGA") which is a newly created subsidiary of Danaher Corporation ("Danaher"). As you know, Danaher has announced that it will separate into two independent publicly traded companies. Upon this separation, TGA will become part of a newly created diversified industrial growth company named Fortive Corporation ("Fortive"). Current Danaher operating companies in test and measurement, retail fueling, telematics and automation will be organized under Fortive. This is a very exciting time, and we are confident that your background and experience will allow you to make major contributions to Danaher and to Fortive upon the separation.

As we discussed, your position would be Senior Vice President and General Counsel based in Everett, Washington, reporting to Jim Lico, subject to periodic review.

Please allow this letter to serve as documentation of the offer extended to you.

Start Date: Your start date with the Company will be May 10, 2016.

Base Salary: Your base salary will be paid at the annual rate of $500,000 subject to periodic review, and payable in accordance with the Company's usual payroll practices.

Incentive Compensation: You will be eligible to participate in the Company Incentive Compensation Plan ("ICP") with a target bonus of 70% of your annual base salary, subject to periodic review. Normally, ICP payments are made during the first quarter of the following calendar year. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year. The ICP bonus payment will be pro-rated for any initial partial year of eligibility as applicable. Upon the separation, Fortive will adopt its own incentive compensation plan.

Benefits: You will be eligible to participate in any associate benefit plans that Danaher has adopted or may adopt, maintain, or contribute to for the benefit of its regular exempt employees generally, subject to satisfying any applicable eligibility requirements. You will be eligible to participate in the Danaher

401(k) retirement plan subject to the applicable plan. Upon the Separation, Fortive will adopt its own health, insurance and retirement benefits plans, and your service date will be recognized by Fortive for purposes of service-based benefits except as advised otherwise.

Vacation: You will be eligible for 20 days of vacation in 2016 which will be prorated in 2016 based on your start date. In all other respects, your vacation benefits will be subject to Company policy.

Equity Compensation:

Sign-On Equity Award: A recommendation will be made to the Compensation Committee of Danaher's Board of Directors to grant you a one-time, sign-on equity award at its next regularly scheduled meeting after your Start Date at which equity awards will be considered. The target award value of this sign on grant would be $1,100,000.

The sign-on equity award will vest 33.33% on each of the first 3 anniversaries of the grant date, and will be solely governed by the terms and conditions set forth in Danaher's 2007 Stock Incentive Plan and in the particular form of award agreement required to be signed with respect to each award.

Annual Equity Award: A recommendation will be made to the Compensation Committee of Danaher's Board of Directors to grant you an equity award as part of Danaher’s annual equity compensation program at its next regularly scheduled meeting after your Start Date at which equity awards will be considered. The target award value of this grant would be $900,000.

Annual equity awards vest 20% on each of the first 5 anniversaries of the grant date, and will be solely governed by the terms and conditions set forth in Danaher’s 2007 Stock Incentive Plan and in the particular form of award agreement required to be signed with respect to each award.

Sign-On and Annual Equity Detail:

•	The target award value of any grant(s) will be split evenly between stock options and RSUs.

•
The target award value attributable to stock options will be converted into a specific number of options (rounded up to the nearest ten) based on an assumed value per option equal to 33% of Danaher's "average closing price," which means the average closing price of Danaher's common stock over a 20-day trading period up to and including the date of the grant.

•	The target award value attributable to RSUs will be converted into a specific number of RSUs (rounded up to the nearest five) using the same "average closing price."
While historically Danaher's share price has increased over time, Danaher cannot guarantee that any RSUs or stock options granted to you will ultimately have any particular value or any value.

Upon the separation, we anticipate Fortive will assume outstanding Danaher equity awards with appropriate adjustment to equitably reflect the separation and Fortive will adopt its own equity compensation program.

Signing Bonus: The Company will provide you a signing bonus equal to $250,000 that is payable in the first normal payroll date following the commencement of your employment with the Company.

Payment of this bonus is conditioned on your execution of the enclosed Signing Bonus Repayment Agreement.

EDIP Program: You will be included in a select group of executives who participate in the Executive Deferred Incentive Program ("EDIP''), an exclusive, non-qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations; and provide the opportunity for you to defer taxation on a portion of your current income (base salary or bonus or both). Initially, the Company will contribute an amount equal to 6% of your total annual target cash compensation into your EDIP account annually (pro-rated for any initial partial year of eligibility as applicable). Vesting requirements and your participation in the EDIP are subject to all of the terms and conditions set forth in such plan. Additional information on the EDIP will be provided to you by a member of the Corporate Benefits team before your EDIP eligibility date. Upon the separation, Fortive will adopt its own non-qualified plan.

Severance Benefits:
You will be eligible for severance pay and benefits under the Senior Leaders Severance Pay Plan of Danaher Corporation and Its Affiliated Entities ("Severance Plan"). Until the second anniversary of your Start Date, you will be eligible for 12 months of severance pay notwithstanding the amount of severance pay otherwise provided in the Severance Plan. Except for the foregoing provision, all other aspects of your severance pay and benefits shall be governed solely by the terms and conditions of the Severance Plan. After the second anniversary of your Start Date, any severance pay and benefits shall be governed solely by the Severance Plan or any other applicable severance pay plan in effect at that time.

Relocation: The Company is pleased to provide relocation benefits through a third party relocation services company. You will be eligible for benefits under the Executive Officer Relocation Policy. Once you have communicated to the Company that you have signed and returned both this offer letter and the enclosed Relocation Repayment Agreement, the relocation services representative will contact you to explain the services, assistance and benefits provided under the Relocation Policy for Danaher Corporation and its Affiliates, coordinate your relocation coverage and answer any questions that you may have.

At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.

Conditions of Employment Offer: This offer of employment is expressly conditioned your being legally authorized to work in the U.S. and your successful completion of a background and reference check, a pre-employment/post offer drug screen, and your execution and return of the following documents no later than the date stated in the acknowledgment below:

•	Authorization and Notification Form(s) (for a consumer report and/or investigative consumer report to be obtained) as provided by our third party vendor, GIS

•	Summary of Your Rights Under the FCRA

•	Criminal History Questionnaire

•	Drug Screen Authorization & Consent

•	Agreement Regarding Competition and the Protection of Proprietary Interests and the terms contained therein

•	Certification of Danaher Corporation Standards of Conduct ("SOC') (The SOCs can be accessed at the following link: http://www.danaher.com/integrity-and-compliance)

•	Certification of Compliance of Obligations to Prior Employers

•	Signing Bonus Repayment Agreement

Peter, we're thrilled to have you join the team. We anticipate that you will make a very strong and meaningful contribution to the success of Fortive and our people. We look forward to the opportunity to work with you as we pursue our very aggressive goals.

If there is anything we can do, please do not hesitate to contact me at 202 738-3623.

Sincerely yours,

TGA Employment Services LLC

Acknowledgement

Please acknowledge that you have read, understood and accept this offer of at will employment by signing and returning it, along with the above-referenced signed documents no later than April 4, 2016

Peter Underwood

Date: ______________________________